Exhibit (e)(15)

USA Headquarters 30 Ossipee Road • PO Box 9101 • Newton, MA 02464-9101 617-969-5452 • 800-370-5452 • Fax 617-965-1213 • info@mfics.com

Europe Headquarters Edisonstr.15 • 68623 Lampertheim, Germany 49-6206-503-700 • Fax 49-6206-503-705 • contact@mfics.com
November 4, 2010
Celgene Corporation
Abraxis BioScience, Inc.
Global Strategic Partners, LLC
86 Morris Avenue
Summit, NJ 07901
Re: Confidentiality Agreement
Ladies and Gentlemen:
     In connection with your consideration of a possible transaction (a “Possible Transaction”) between Microfluidics International Corporation (the “Company”) and IDEX Corporation (“IDEX”), the Company is prepared to make available to you and your Representatives (as hereinafter defined) certain information concerning the proposed terms of a Possible Transaction and the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your Representatives, you agree that you will, and will cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “Representatives” (i) with respect to you, shall only include your members, officers, managers, directors, employees, and advisors (including, without limitations, attorneys, accountants, consultants and financial advisors), and (ii) with respect to the Company, shall include its directors, officers, employees, agents and advisors (including, without limitation, attorneys, accountants, consultants and financial advisors).
     1. Evaluation Material. The term “Evaluation Material” shall mean all information relating, directly or indirectly, to (x) the Company or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company, its advisors or otherwise) or (y) investigations, discussions or negotiations concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto, in either case which is delivered, disclosed or furnished by or on behalf of the Company or IDEX to you or to your Representatives before, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, or which you or your Representatives otherwise learn or obtain, through observation or through analysis of such information, data, facts or knowledge, and shall also be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by

November 4, 2010
you or your Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to you or your Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was developed by you without the benefit or use of what was furnished to you pursuant hereto, (iii) was within your possession prior to it being furnished to you by or on behalf of the Company, provided that the source of such information was not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information, or (iv) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information.
     2. Use and Disclosure of Evaluation Material. (a) You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Company if any information contained therein is disclosed to a third party. You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating the possibility of your supporting a possible transaction and for no other purpose, that the Evaluation Material will not be used by you or your Representatives in any way detrimental to the Company, that you and your Representatives will keep the Evaluation Material confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that any of the Evaluation Material may be disclosed (i) to your Representatives who need to know such information for the Purpose, who are provided with a copy of this letter agreement and who agree to be bound by the terms hereof, and (ii) as provided in paragraph 2(b) below. In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by you or any of your Representatives, and, at your sole expense, to take all reasonable measures to restrain yourself and your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.
     (b) In addition, except as required by law, regulation or NASDAQ requirements, you agree that you and your Representatives will not disclose to any other person the fact that you or your Representative have received Evaluation Material or that Evaluation Material has been made available to you or your Representative (collectively, the “Discussion Information”). The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.
     (c) In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process) to disclose any of the Evaluation Material or Discussion Information, you shall provide, to the extent practicable, the Company with prompt written notice of any such request or requirement so that the Company may in its sole discretion seek a protective order or other appropriate remedy. If, in the absence of a protective order or other remedy, you or any of your Representatives are nonetheless, in the opinion of legal counsel, legally compelled to disclose Evaluation Material or Discussion

November 4, 2010
Information, you or your Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material or Discussion Information which such counsel advises you is legally required to be disclosed, provided that you use your reasonable best efforts to preserve the confidentiality of the Evaluation Material and the Discussion Information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information; and provided further that you shall promptly notify the Company of (i) your determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.
     You have confirmed to us your belief that no amendment to Global Strategic Partners, LLC’s Schedule 13D filing with respect to the Company is required to be, or will be, made by reason of your entering into this letter agreement or your receipt or use of the Evaluation Material.
     All parties acknowledge and agree that this letter agreement and any discussion of a Possible Transaction do not, in any way, affect the confidentiality obligations created under the Strategic Collaboration Agreement entered into by the Company and Abraxis BioScience, LLC on 14 November 2008.
     3. Return and Destruction of Evaluation Material. At any time upon the request of the Company and for any reason, you will promptly deliver, at your expense, to the Company or, if you elect, destroy all Evaluation Material (and any copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you or on your behalf shall be returned or destroyed and no copy thereof shall be retained, and, upon the Company’s request, you shall provide the Company with prompt written confirmation of your compliance with this paragraph. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder.
     4. Material Non-Public Information. You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Information or Discussion Information, will be advised by you) that (i) the Evaluation Material being furnished to you or your Representatives contains material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.
     5. No Waiver of Rights. It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

November 4, 2010
     6. Remedies. It is understood and agreed that money damages may not be an adequate remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to seek equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement but shall be in addition to all other remedies available at law or equity to the Company.
     7. Governing Law. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed in that state, without regard to its conflicts of law provisions. You hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the federal and state courts located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby.
     8. Entire Agreement. This letter agreement contains the entire agreement among you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions among you and the Company regarding such subject matter.
     9. No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.
     10. Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.
     11. Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.
     12. Third Party Beneficiaries. This letter agreement is for the benefit of the Company (and its subsidiaries and affiliates) and its Representatives. You further agree that, except the Company and its successors and assigns, nothing herein expressed or implied is intended to confer upon or give any rights or remedies to any other person under or by reason of this letter agreement. This letter agreement may be assigned by the Company to any successor in interest to substantially all of the assets and business of the Company.
     13. Term. This letter agreement will terminate two (2) years from the date hereof.

November 4, 2010
     Please confirm your agreement with the foregoing by having a duly authorized officer of your organization sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

MICROFLUIDICS INTERNATIONAL CORPORATION

By:	/s/ Michael C. Ferrara
Name: Michael C. Ferrara
Title: CEO

CONFIRMED AND AGREED
as of the date written above:

CELGENE CORPORATION

By:	/s/ George S. Golumbeski
Name: George S. Golumbeski
Title: SVP, Business Development